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                                                                   Exhibit 10.10

                                LICENSE AGREEMENT

                                     BETWEEN

                          VISIBLE GENETICS, INC.("VGI")

                      AND BIOS LABORATORIES, INC. ("BIOS")

            Agreement made and entered into this 21st day of November, 1996, (hereinafter referred to as the "Effective Date") by and between BIOS LABORATORIES, INC., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at Five Science Park, New Haven, State of Connecticut, U.S.A. (hereinafter referred to as "BIOS"), and VISIBLE GENETICS, INC., a corporation duly organized and existing under the laws of the Province of Ontario having its principal office at 700 Bay Street, Toronto, Ontario, Canada M5G 1Z6 (hereinafter referred to as "VGI").

                                   WITNESSETH

            WHEREAS, BIOS, among other things, has heretofore been in the business of designing, developing, using, selling and licensing others to use and sell, technology relating to "Coupled Amplification and Sequencing of DNA" disclosed in U.S. Patent No. 5,427,911(hereinafter "CAS Technology"), and continues to make improvements therein, has acquired substantial know-how, substantial goodwill and substantial reputation in the area of CAS Technology, and has acquired certain rights thereto;

            WHEREAS, BIOS is an exclusive licensee to make, have made, use, sell and

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practice the invention covered by U.S. Patent No. 5,427,911 by virtue of an
Agreement with Yale University and has the right to sublicense the rights granted thereunder to third parties subject to rights heretofore granted to the United States government, Yale University and Amersham Life Science, Inc. (hereinafter referred to as "Amersham");

            WHEREAS, VGI desires to obtain a FIELD OF USE license under BIOS' PATENT RIGHTS (as later defined herein) to commercialize CAS Technology in conjunction with VGI's chemistry kit currently known as "CLIP" and any other chemistry systems that make use of the CAS Technology upon the terms and conditions hereinafter set forth; and

            NOW, THEREFORE, in consideration of the mutual undertakings and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

            For the purposes of this Agreement, the following words and phrases shall have the following meanings:

            1.1 PATENT RIGHTS shall include all rights exclusively licensed to BIOS under U.S. Patent No. 5,427,911 (hereinafter the "'911 patent"), together with any reissue or reexamination of such patent, and any extensions of such patent, subject to a royalty-free, non-exclusive license heretofore granted to the United States government; the rights retained by Yale University in accordance with the June 9, 1994 license agreement between Yale and BIOS to make, use and practice the inventions for Yale's own non-commercial purposes; and the exclusive license granted to Amersham for non-diagnostic research applications only, including preclinical,


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non-patient-charged research but excluding all patient-charged diagnostic applications whether or not FDA approval is required; and shall include any and all rights under the IMPROVEMENTS on the '911 patent.

            1.2 "LICENSED PRODUCT" shall mean VGI's chemistry kits that make use of the CAS Technology and any chemistry system that makes use of the CAS Technology. For greater clarity, "LICENSED PRODUCT" shall not include hardware, software, or non-chemistry components.

            1.3 "NET SALES" shall mean the gross invoice price billed by VGI, its distributors, agents or sublicensees to END USERS of LICENSED PRODUCTS less credits or allowances on account of any rejection or returns of LICENSED PRODUCTS previously billed, and less any import duties, taxes or use taxes which are included in the gross invoice price, and less any accounts past due over 180 days, except that the amount of any such accounts that are subsequently collected shall be restored to NET SALES. No deductions shall be made for any amounts including commissions paid to individuals whether they be with independent sales agencies or regularly employed by VGI and on its payroll, or for cost of collections. LICENSED PRODUCTS shall be deemed to have been "billed", when shipped, delivered or when invoiced, whichever is first. In the event VGI is unable to account for sales by any distributor, agent or sublicensee, NET SALES shall be calculated as the price to the distributor or agent multiplied by 1.5, which factor represents a 33 1/3% margin for the distributor or agent.

            1.4 "END USER" shall mean any entity billed for LICENSED PRODUCTS who is not a reseller.


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            1.5 "FIELD OF USE" shall mean diagnostic applications only, including but not limited to human and veterinary purposes.

            1.6 "PARTY" shall mean BIOS or VGI; the term "PARTIES" shall mean BIOS and VGI.

            1.7 "VGI" shall mean and include any subsidiary, affiliated or related firm, association, corporation, or entity owned or controlled by VGI and for the purposes of Articles 1.3 and 1.4 above shall include any transferee of LICENSED PRODUCTS.

            1.8 "QUARTER YEAR" shall mean the three month periods ending March 31, June 30, September 30 and December 31 of each calendar year.

            1.9 "IMPROVEMENTS" shall mean any and all improvements to the CAS Technology conceived or invented by BIOS during the term of this Agreement, including, without limitation, all patents and patent applications related thereto, whether in existence as of the date of this Agreement or coming into existence hereafter.

                                    ARTICLE 2

                                      GRANT

            2.1 BIOS hereby grants to VGI, subject to the terms and conditions contained herein, a worldwide exclusive license within the FIELD OF USE under the PATENT RIGHTS to make, have made, use, and sell LICENSED PRODUCTS, until the termination of the PATENT RIGHTS.


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

*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


            2.2 VGI shall have the right to grant sublicenses hereunder anywhere in the world only during the term of this Agreement. VGI shall pay to BIOS a sublicense issue fee of $100,000 immediately upon the grant of each sublicense permitted hereunder (which fee shall not be considered a prepayment of Royalties), and VGI shall pay to BIOS Running Royalties of ***************** on NET SALES of LICENSED PRODUCTS sold by VGI's sublicensees in the United States, in the manner set forth in Paragraph 4.2a.

            2.3 All sublicenses granted by VGI shall provide that the obligations to BIOS within Articles 1, 2, 4 through 12, and 15 of this Agreement shall be binding on the sublicensee as if it were a party to this Agreement. All sublicenses granted hereunder shall be coterminable with this Agreement, subject to Paragraph 12.4 hereof.

            2.4 VGI shall forward to BIOS a copy of the executed original of any and all sublicense agreements, promptly after execution. The copy may be redacted to delete any proprietary and confidential information contained in the sublicense agreement.

            2.5 VGI and any sublicensee thereof shall comply with the relevant provisions of 37 C.F.R. Part 401, a copy of which is attached hereto and incorporated herein by reference.

            2.6 The term of this Agreement shall commence upon the Effective Date and shall continue for the life of the last to expire patent within the PATENT RIGHTS.

            2.7 BIOS reserves to itself the right to practice under the PATENT RIGHTS within the FIELD OF USE only for BIOS' own non-commercial research use, except that the


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research may be part of a grant or a contract research agreement for which a fee is paid.

            2.8 In the event VGI enters into any agreement or license with Amersham regarding VGI's CLIP technology or the CAS Technology, VGI shall use its best efforts to ensure that any such agreement or license shall not adversely affect or shall enhance BIOS' income or payments under the license herein granted to VGI or its license of the CAS Technology to Amersham.

            2.9 The license granted hereunder shall not be construed to confer any rights upon either party by implication, estoppel or otherwise as to any technology not specifically identified herein.

                                    ARTICLE 3

                                  DUE DILIGENCE

            3.1 VGI shall, with all reasonable due diligence and good faith, use its best efforts to bring one or more LICENSED PRODUCTS to market through a thorough, vigorous and diligent program for the exploitation of the PATENT RIGHTS within two (2) years following the Effective Date of this Agreement. VGI will provide to BIOS technical and commercial reports for each QUARTER YEAR and shall at BIOS' request have quarterly research and sales meetings with BIOS.

            3.2 In the event VGI fails to bring one or more LICENSED PRODUCTS to market within two (2) years following the Effective Date of this Agreement, BIOS shall have the sole right to convert the exclusive license granted hereunder to a non-exclusive license upon notice to VGI, whereupon BIOS shall have the right to grant non-exclusive licenses and to


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*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

practice without limitation under the PATENT RIGHTS and to make, have made, use, sell, distribute and import the LICENSED PRODUCTS for all purposes within the FIELD OF USE. If BIOS shall exercise its right to convert the exclusive license granted hereunder to a non-exclusive license, BIOS shall promptly deliver back to VGI ************************************* of the common shares of the capital stock of VGI which BIOS has received on the Effective Date of this Agreement.

                                    ARTICLE 4

                          ROYALTIES AND OTHER PAYMENTS

            As consideration for the rights, privileges and license granted hereunder, VGI shall make the following payments to BIOS.

            4.1 Upon execution of this Agreement, VGI shall pay or deliver to BIOS the following:

                  a.    ************************************** Dollars by cash
                        or certified check, of which Fifty Thousand (U.S. $50,000) Dollars has already been paid.

                  b.    ***************************** common shares of the
                        capital stock of VGI, which BIOS agrees to hold for a period of two (2) years from the Effective Date of this Agreement; provided, however, that BIOS shall have the right to pledge or assign the shares to any third party who agrees to hold the shares for the same two-year period from the Effective Date of this Agreement. The certificate for ************************************* of such shares shall be held in escrow by Robinson & Cole to ensure the return of such shares to VGI in the event BIOS exercises its right pursuant to Paragraph 3.2 of this


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*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

                        Agreement.

                  c. The payment and the delivery of shares under this Paragraph 4.1 shall not be considered prepayments of the Royalties under Paragraph 4.2 of this Agreement.

            4.2 VGI shall pay to BIOS royalties in the manner hereinafter provided until termination of the PATENTS RIGHTS or until this Agreement is terminated:

                  a. Running Royalties in an amount equal to ************ **** of NET SALES of LICENSED PRODUCTS sold in the United States, to be paid by VGI within sixty (60) days after each QUARTER YEAR.

                  b. Running Royalties in an amount equal to *********** *********************** of all NET SALES of LICENSED PRODUCTS sold throughout the world except the United States to be paid by VGI within sixty (60) days after each QUARTER YEAR.

No minimum Royalties shall be required hereunder.

            4.3 All Royalties and other payments under this Agreement shall be paid to BIOS in United States dollars, in full, in New Haven, Connecticut. Royalties earned from foreign sales will be converted into United States dollars at the exchange rates in effect at the end of the applicable QUARTER YEAR.


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            4.4 VGI hereby grants to BIOS a worldwide non-exclusive royalty-free license of the CLIP technology, including the technology that is the subject of applications for patents filed by VGI which are currently pending, only for BIOS' own non-commercial research use during the term of this Agreement, except that the research may be part of a grant or a contract research agreement for which a fee is paid.

            4.5 In accordance with Paragraph 2 of the Letter of Understanding between the PARTIES dated July 24, 1996 VGI shall enter into a Research Agreement with BIOS to design a commercial D-Loop mitochondrial kit that makes use of the CAS Technology (The "Research Agreement"), for six (6) months effective as of October 1, 1996, providing for five (5) monthly payments of $20,000, with the first such payment to be made upon the execution of this Agreement, which five (5) payments shall be in addition to an initial payment of $20,000 which has been made prior to the date of this Agreement. VGI shall also provide to BIOS free of charge a full OpenGene Sequencing System as soon as possible, but not later than December 1, 1996, which shall immediately become the property of BIOS.

                                    ARTICLE 5

                               REPORTS AND RECORDS

            5.1 VGI shall keep full, true and accurate records, books of account containing all particulars in sufficient detail and form so as to enable verification of the amounts payable to BIOS hereunder. Said records shall be kept at VGI's principal place of business or the principal place of business of the appropriate division or affiliate of VGI to which this Agreement relates. Said records and the supporting data shall be maintained and kept open at all reasonable times for no less than three (3) years following the end of the calendar year to which they pertain, to the inspection of BIOS or its agents for BIOS to verify the amount of royalties payable by VGI under


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this Agreement. Such examination shall be at BIOS' expense not more than once in any calendar year, during normal business hours, and upon ten (10) days prior written notice to VGI unless such inspection should lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to BIOS' detriment, in which event VGI agrees to pay the full cost of such inspection. Any inspection hereunder shall be subject to the parties entering into a mutually acceptable confidentiality agreement.

            5.2 Within sixty (60) days after each QUARTER YEAR, VGI shall deliver to BIOS a written report providing at least the following:

                  a. number of LICENSED PRODUCTS made, used, and sold by VGI, its distributors, agents, sublicensees and transferees;

                  b. total billings for LICENSED PRODUCTS by VGI, its distributors, agents, sublicensees, and transferees;

                  c. credits or allowances, if any, on account of rejection or returns on LICENSED PRODUCTS previously sold, and import duties, taxes and use taxes;

                  d. accounting of royalties paid or due BIOS and other payments received pursuant to Article 4; and

                  e.    total royalties due and owed to BIOS.

            5.3 With each such report submitted, VGI shall pay to BIOS the royalties and other payments due and payable under this Agreement. If no royalties or other payments shall be due, VGI shall so report.

            5.4 The payments set forth in this Agreement and amounts due to BIOS under Article 4 shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above


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the prime rate in effect as published in the Wall Street Journal on the due date. The payment of such interest shall not foreclose BIOS from exercising any other rights it may have as a consequence of the lateness of any payment.

                                    ARTICLE 6

                               PATENT OBLIGATIONS

            6.1 BIOS shall maintain at its own cost during the term of this Agreement the PATENT RIGHTS.

            6.2 VGI hereby grants BIOS a worldwide non-exclusive royalty-free perpetual license to exploit any improvements in relation to CAS Technology conceived or invented by VGI during the term of this Agreement, for BIOS' own non-commercial research use (except that the research may be part of a grant or contract research agreement for which a fee is paid), including, without limitation, all patents and patent applications related thereto, whether in existence as of the date of the Agreement or coming into existence hereafter.

            6.3 VGI shall mark and shall require its distributors, agents, sublicensees, transferees, and importers to mark LICENSED PRODUCTS, made, used or sold in the United States with all applicable United States patent numbers and notices required by U.S. law.

                                    ARTICLE 7

                                  INFRINGEMENT

            7.1 Each party shall promptly notify the other in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.


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            7.2 During the term of this Agreement, BIOS shall have the right, but shall not be obligated, to bring any legal action for infringement or for defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference relating to such PATENT RIGHTS. In furtherance of such right, VGI hereby agrees that BIOS may include VGI as a party plaintiff in any such suit, and VGI agrees to fully cooperate with BIOS in the prosecution of such infringements. If BIOS decides not to exercise such rights to bring legal action within three (3) months of VGI giving notice thereof to BIOS, VGI shall be entitled to do so in its own right if legally permissible, provided, however, that BIOS through counsel of its own selection, shall oversee such legal action and be provided the opportunity to approve all actions which are case dispositive. All fees, costs and expenses of any such infringement action shall be borne by the party bringing the action and such party shall obtain any recovery or damages, if any, whether by judgment, award, decree or settlement, including interest for past infringement. The excess of such recoveries, damages and interest over VGI's out of pocket expenses in connection with the prosecution or defense of such actions shall be included in VGI's NET SALES under this Agreement for the benefit of BIOS. VGI may settle any such actions solely at its own expense and through counsel of its own selection; provided, however, that BIOS shall be entitled in each instance to participate through counsel of its selection and at its own expense in any such settlement and to approve the terms of such settlement, such approval not to be unreasonably withheld.

            7.3 In the event that BIOS is involved with the enforcement and/or defense of the PATENT RIGHTS by litigation, VGI may not withhold any payments otherwise deemed earned and due to BIOS under Article 4 hereunder.


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            7.4 In any patent infringement suit that BIOS may institute to enforce the PATENT RIGHTS pursuant to this Agreement, VGI shall, at the request of BIOS, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like during the term of this Agreement.

                                    ARTICLE 8

                                PRODUCT LIABILITY

            8.1 VGI shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold, BIOS's trustees, directors, officers, employees, affiliates and agents harmless against all claims, proceedings, demands and liabilities, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of damage to property resulting from the production, manufacture, sales, use, lease, importation, distribution, consumption, advertisement or other disposition of the LICENSED PRODUCT(s) and arising from any breach of any obligation hereof or negligence of VGI and/or its distributors, importers, agents, transferees and sublicensees hereunder except to the extent that any such claims, proceedings, demands or liabilities arise out of or were caused by the negligence or default of BIOS.

            8.2 VGI shall obtain and carry in full force and effect commercial and product liability insurance of an amount and scope which VGI shall deem appropriate and BIOS shall be entitled to a certificate of coverage on request on reasonable notice.


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            8.3 Except as otherwise expressly set forth in this Agreement, BIOS, its trustees, directors, officers, employees, affiliates and agents make no representations and extend no warranties of any kind, either express or implied, including, but not limited to, warranties of merchantability, fitness for a particular purpose, validity or patentability of any of the subject matter covered under PATENT RIGHTS, and the absence of latent or other defects, whether or not discoverable. Nothing in this Agreement shall be construed as a representation made or warranty given by BIOS that the practice by VGI of the license granted hereunder does not infringe the patent or other rights of any third party. In no event shall BIOS, its trustees, directors, officers, employees, affiliates and agents be liable for incidental or consequential damages of any kind, including economic damage or injury to property and lost profits, regardless of whether BIOS shall be advised, shall have other reason to know, or in fact shall know of the possibility of such damages. VGI shall make no statements, representations or warranties whatsoever to any third parties which are inconsistent with such disclaimer given by BIOS.

            8.4 BIOS warrants that it is legally entitled to grant the existing rights granted by this Agreement and that the PATENT RIGHTS for the '911 patent are currently existing.

                                    ARTICLE 9

                                 EXPORT CONTROLS

            VGI, its distributors, agents, transferees and sublicensees shall make all reasonable efforts, if not contrary to Canadian law, to comply with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, import, sale and use of the LICENSED PRODUCTS. In particular, VGI, its distributors, agents, transferees and sublicensees shall be responsible for assuring compliance with all U.S. export and import laws and regulations applicable to this license


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and their activities hereunder.

                                   ARTICLE 10

                         NON-USE OF NAMES; ANNOUNCEMENTS

            10.1 (a) VGI, its distributors, agents, transferees and sublicensees shall not use the names or trademarks of BIOS nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from BIOS, which consent shall not be unreasonably withheld or delayed, or from said employee, in each case, except that they may state that it is licensed by BIOS under the PATENT RIGHTS.

                  (b) BIOS, its distributors, agents, transferees and sublicensees shall not use the names or trademarks of VGI nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from VGI, which consent shall not be unreasonably withheld or delayed, or from said employee, in each case, except that they may say that BIOS has granted a license to VGI under the PATENT RIGHTS.

            10.2 Each party agrees that, prior to any announcement by them concerning this Agreement, its subsequent operation or performance or any subsequent material connected with it, except as may be required by law, none shall disclose the existence, substance or details of this Agreement without the prior written consent of the others, such consent not to be unreasonably withheld or delayed; provided that each PARTY may disclose information concerning this Agreement to its lenders, and its stockholders, and to the investment and business public as it may deem necessary or appropriate to fulfill its obligations of disclosure to them. Furthermore, nothing herein shall prevent any party from disclosing such information as is reasonably necessary


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

to its distributors, agents, transferees or sublicensees; provided however, each party shall take such steps as necessary to ensure that such distributors, agents, transferees and sublicensees conduct themselves as if they were bound by the provisions of this paragraph. In cases in which disclosure may be required by law, the disclosing party, prior to such disclosure, shall so far as is practicable, notify the non-disclosing parties of the contents of the proposed disclosure. Consistent with applicable law, and stock exchange requirements, the non-disclosing parties shall have the right to make reasonable changes to the disclosure to protect their interests. The disclosing party shall not unreasonably refuse to include such changes in its disclosure. Once a joint announcement of the parties has been made, no party shall have any obligation of non-disclosure with respect to information contained in the joint announcement, provided however the parties agree that all other information with respect to this Agreement shall remain subject to the non-disclosure obligation.

                                   ARTICLE 11

                               DISPUTE RESOLUTION

            11.1 In the event of any controversy, dispute, disagreement or claim arising out of or in connection with or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflicts amicably between themselves. Subject to the limitation stated in the final sentence of this section, any party hereto who is unable to satisfy by mutual agreement any claim or demand arising directly or indirectly out of or in connection with this Agreement, the interpretation hereof, the performance or non-performance and/or the rights, obligations or liabilities of the parties hereunder, shall cause such claim or demand to be determined by submission thereof to arbitration before the American Arbitration Association pursuant to the Connecticut Arbitration Law and the rules then applicable of the American Arbitration Association. A submission to arbitration shall be filed within ninety (90) days after


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

written notice of failure to agree has been given, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation.

            11.2 All arbitration proceedings shall be heard and decided by a single arbitrator mutually acceptable to VGI and BIOS. In the event that VGI and BIOS are unable to agree on the selection of a single arbitrator, then the proceedings shall be heard by a panel of three arbitrators, one of whom is chosen by VGI, one of whom is chosen by BIOS, and the third of whom is appointed by the American Arbitration Association from its panel of arbitrators. Such arbitration shall be held in New Haven, Connecticut. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party to which the subject matter of this Agreement may be relevant.

            11.3 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                                   ARTICLE 12

                                   TERMINATION

            12.1 If either party shall cease to carry on its business, it shall promptly communicate such action to the other within thirty (30) days and this Agreement shall be terminable upon written notice by the other. Failure to give notice of termination or take any step or action in the case of any violation or breach of the terms of this Agreement shall not be deemed


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

a waiver of any rights, remedies or causes of action, nor prejudice any rights with respect to such violation or breach.

            12.2 Should VGI fail to make any payment whatsoever due and payable to BIOS hereunder, unless the failure to make such payment is the result of a bona fide dispute as to whether the amount in issue is in fact due and payable hereunder, BIOS shall have the right to terminate this Agreement effective on thirty (30) days' written notice, unless VGI shall make all such payments to BIOS within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if VGI shall not have made all such payments to BIOS, the rights, privileges and license granted hereunder shall automatically terminate.

            12.3 Upon any material breach or default of this Agreement by either party other than those occurrences set out in paragraphs 12.1 and 12.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this paragraph, the other party shall have the right to terminate this Agreement (including in the case of BIOS the rights, privileges and license granted hereunder) effective on sixty (60) days' written notice. Such termination shall become automatically effective unless the defaulting party shall have cured any such material breach or default prior to the expiration of the sixty (60) day period.

            12.4 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, and 15 shall survive any such termination of this Agreement. VGI, its distributors, agents, transferees, sublicensees and importers may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same within one (1) year of the effective date of the termination of this Agreement, provided that they shall make the payments to BIOS as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

            12.5 Upon termination of this Agreement for any reason, any sublicensee not then in default may seek a license directly from BIOS and BIOS shall give serious consideration to the grant of such a license.

            12.6 Waiver by either party of a single default or breach of a succession of defaults or breaches shall not deprive such party of any right to terminate this Agreement pursuant to the terms hereof upon the occasion of any subsequent default or breach.

                                   ARTICLE 13

                                PAYMENTS, NOTICES
                            AND OTHER COMMUNICATIONS

            Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified or registered mail, return receipt requested, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

            In the case of BIOS:

                  Chief Financial Officer
                  BIOS Laboratories, Inc.
                  Five Science Park
                  New Haven, Connecticut
                  U.S.A. 06511


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

            In the case of VGI:

                  Attention: The President
                  Visible Genetics, Inc.
                  Suite 1000, 700 Bay Street
                  Toronto, Ontario
                  Canada M5G 1Z6

and shall be deemed received four (4) working days thereafter (excluding public holidays).

                                   ARTICLE 14

                                   ASSIGNMENT

            VGI shall have the right to assign this Agreement to any person, firm or corporation upon the condition precedent that (a) any such assignee shall be approved by BIOS (whose approval shall not be unreasonably withheld or delayed) and (b) any such assignee shall, by a writing approved by BIOS (whose approval shall not be unreasonably withheld or delayed) as sufficient in form and content, agree to assume and to perform all of the obligations on VGI's part to be performed hereunder. A copy of the fully executed original of said assignment and assumption agreement shall be delivered to BIOS before the assignment shall become operative. VGI covenants that after such permitted assignment, it will not directly or indirectly participate in, contribute, cause, suffer or permit, when within its power to permit, any breach or violation of or failure to perform any of the covenants or provisions of this Agreement by or on the part of its assignee.

                                   ARTICLE 15

                            MISCELLANEOUS PROVISIONS

            15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, U.S.A., except where the federal laws of the


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

United States are applicable and have precedence.

            15.2 The PARTIES acknowledge that the Research Agreement and Paragraphs 2 and 3 of the Letter of Understanding between the PARTIES dated July 24, 1996 survive this Agreement, and all other prior agreements, representations, undertakings, understandings, affirmations and promises relating to the subject matter hereof are merged and superseded hereby. Neither of the PARTIES has entered into this Agreement in reliance upon any representation, warranty or undertaking by or on behalf of another party which is not expressly set out or referenced herein.

            15.3 This Agreement shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the PARTIES.

            15.4 This Agreement shall be binding upon, and inure in favor of, the PARTIES and their respective heirs, personal representatives, successors and assigns.

            15.5 The provisions of this Agreement are deemed separable, and in the event that any provision of this Agreement shall be determined to be void, invalid or unenforceable by a judgment or a decree of a court of final jurisdiction or by a lower court whose judgment or decree becomes final by reason of or failure to appeal therefrom, such invalidity or unenforceability shall not in any way affect the validity or enforceability of any other provision or provisions hereof, but shall be confined in its operation to the provisions adjudged invalid and unenforceable.

            15.6 Any delays in or failure by either PARTY in performance of any obligations hereunder shall be excused if and to the extent caused by such occurrences beyond such party's


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

reasonable control, including but not limited to such occurrences as acts of God, strikes or other labor disturbances, fire, earthquake, sabotage, war and other causes which cannot reasonably be controlled by the party who failed to perform. Either PARTY may terminate this Agreement by written notice if such occurrences extend for a period of not less than six (6) months.

            15.7 This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

            IN WITNESS WHEREOF, the PARTIES have caused this Agreement to be duly executed in duplicate originals by their duly authorized representatives on the day and year set forth below.

BIOS LABORATORIES, INC.                    VISIBLE GENETICS, INC.


By /s/ Gualberto Ruano                     By /s/ John Stevens
   ------------------------------             ------------------------------

Name GUALBERTO RUANO                       Name John Stevens
     ----------------------------               ----------------------------

Title Chief Executive Officer              Title CEO
      ---------------------------                ---------------------------

Date 21 November 1996                      Date 21 Nov 1996
     ----------------------------               ----------------------------


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